Exhibit 99.1

Caterpillar Financial Services Corporation
3Q 2023 Earnings Release
October 31, 2023

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2023 Results
Cat Financial reported third-quarter 2023 revenues of $846 million, an increase of $156 million, or 23%, compared with $690 million in the third quarter of 2022. The increase in revenues was primarily due to a $118 million favorable impact from higher average financing rates. Third-quarter 2023 profit was $98 million, a decrease of $33 million, or 25%, compared with $131 million in the third quarter of 2022.
Third-quarter 2023 profit before income taxes was $170 million, a decrease of $18 million, or 10%, compared with $188 million in the third quarter of 2022. The decrease was mainly due to a $51 million unfavorable impact from a higher provision for credit losses mostly driven by the absence of prior year reserve releases, partially offset by a $24 million favorable impact from mark-to-market adjustments on derivative contracts.
The provision for income taxes reflected an estimated annual tax rate of 26% for the third quarter of 2023 compared with 27% in the third quarter of 2022. In addition, a discrete tax expense of $27 million was recorded in the third quarter of 2023 for the repatriation of non-U.S. earnings and the change in the reinvestment position of a non-U.S. subsidiary.
During the third quarter of 2023, retail new business volume was $2.89 billion, an increase of $169 million, or 6%, compared with $2.73 billion in the third quarter of 2022. The increase was primarily driven by higher volume in North America.
At the end of the third quarter of 2023, past dues at Cat Financial were 1.96%, compared with 2.00% at the end of the third quarter of 2022. Write-offs, net of recoveries, were $9 million for the third quarter of 2023, compared with $13 million for the third quarter of 2022. As of September 30, 2023, Cat Financial's allowance for credit losses totaled $340 million, or 1.23% of finance receivables, compared with $320 million, or 1.15% of finance receivables at June 30, 2023. The allowance for credit losses at year-end 2022 was $346 million, or 1.29% of finance receivables.
"Cat Financial delivered another solid quarter with strong portfolio performance reflected in historically low past dues and write-offs,” said Dave Walton, President of Cat Financial and Senior Vice President with responsibility for the Financial Products Division of Caterpillar Inc. "The global Cat Financial team remains focused on executing our strategy and supporting our customers and dealers worldwide.”

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Tiffany Heikkila, 832-573-0958 or tiffany.heikkila@cat.com

STATISTICAL HIGHLIGHTS:

THIRD-QUARTER 2023 VS. THIRD-QUARTER 2022
(ENDED SEPTEMBER 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2023	2022	CHANGE
Revenues	$846	$690	23%
Profit Before Income Taxes	$170	$188	(10)%
Profit (excluding profit attributable to noncontrolling interests)	$98	$131	(25)%
Retail New Business Volume	$2,894	$2,725	6%
Total Assets at September 30 and December 31, respectively	$32,464	$31,957	2%

NINE-MONTHS 2023 VS. NINE-MONTHS 2022
(ENDED SEPTEMBER 30)
(Millions of dollars)

	2023	2022	CHANGE
Revenues	$2,407	$2,010	20%
Profit Before Income Taxes	$579	$580	—%
Profit (excluding profit attributable to noncontrolling interests)	$397	$417	(5)%
Retail New Business Volume	$8,510	$8,599	(1)%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers ; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) catastrophic events, including global pandemics such as the COVID-19 pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.